CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT. PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED HAVE BEEN MARKED WITH THREE ASTERISKS [* * *] AND A FOOTNOTE INDICATING "CONFIDENTIAL TREATMENT REQUESTED". MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Collaboration Agreement

This Collaboration Agreement (this "**Agreement**") is entered into as of this 11th day of April, 2015, by and between Diagnostear Ltd., a private company, having a principal place of business at Kiryat Atidim, Building 3, 5th Floor, 6158101 Tel Aviv, Israel ("**Sponsor**" or the "**Company**"), and Ora, Inc., a Massachusetts corporation having a principal place of business at 300 Brickstone Square, 3rd Floor, Andover, Massachusetts 01810, USA (hereinafter "**Ora**"). Sponsor and Ora may each be referred to as a "**Party**" and collectively as the "**Parties**".

WHEREAS, Sponsor is engaged in the research and development of ophthalmic products;

WHEREAS, Sponsor and Ora have entered into a Clinical Development Agreement dated August 25, 2014 (the "**Clinical Development Agreement**"), pursuant to which Ora provides certain clinical development services relating to Sponsor's proprietary dry eye diagnostic product (the "**Product**"); and

WHEREAS, Sponsor and Ora wish to widen the scope of their collaboration to include support by Ora in the areas of clinical validation, regulation, strategy of the Company and potential strategic partnering of the Company according to the terms set forth below.

NOW THEREFORE, in consideration of the premises and the mutual promises and undertakings set forth herein, the Parties hereby agree as follows:

1. Performance of Services

1.1 Ora shall use its commercially reasonable efforts to provide the Company with the following consulting services: (i) review and interface with the Company on the development of the Product profile and data of the Product; (ii) consult and review clinical data and provide support with positioning the product on an ongoing basis (iii) support and advise in connection with the regulatory strategy for the Product and (iv) such additional related strategic consulting services as may be reasonably requested from time to time by the Company and which directly relate to consulting on the Product (for clarification detailed support on manufacturing/CMC issues, significant work on quality related issues, and actual writing of regulatory submissions are not included as Consulting Services under this Section 1.1 collectively the "**Consulting Services**").

1.2 Ora shall use its commercially reasonable efforts to provide the Company with the following strategic services: (i) supporting introduction of the Company to those potential pharmaceutical partners which were approved in advance by the Company (each such partner shall be specified from time to time in <u>Exhibit A</u> hereof and shall be referred to as an "**Approved Partner**"), and who agree to be introduced to Company; (ii) support deal discussions and negotiations with Approved Partners and other potential partners as needed and as requested by the Company; and (iii) such additional related consulting support services as may be reasonably requested from time to time by the Company (collectively the "**Finder Services**"). For clarification, Company has the primary responsibilities for licensing and partnering discussions.

1.3 In addition, ORA shall use its commercially reasonable efforts to provide the Company with compilation, writing and submission of 510K application for the Product on behalf of and in coordination with the Company ("**Regulatory Services**"). The Consulting Services, the Finder Services and the Regulatory Services shall be referred to hereunder as the "**Services**". Detailed scope of the 510k to be further defined and assumes appropriate manufacturing and quality documentation is available and provided by Sponsor in sufficient detail for submission. If additional work is required to support creation of CMC and the quality documentation, additional services and costs for 510k may apply.

1.4 Ora undertakes to perform the Services diligently, professionally and conscientiously, in accordance with Sponsor's requests, and consistent with a high level of quality and performance. Ora further undertakes to comply with the terms of this Agreement and all applicable laws, regulations and guidelines in the provision of the Services. Ora represents and warrants to the Company that neither it nor any of its employees will make use of (i) any confidential or proprietary information belonging to any third party without having the contractual right to do so, or (ii) any information to which Ora or such person is restricted from disclosing or using due to contractual undertakings (such as non disclosure agreements) or by law, in the provision of the Services herein.

2. **Further Collaboration**

2.1 The performance of the Services will not derogate from Ora's undertakings under the Clinical Development Agreement and any activities and tasks undertaken thereunder. As part of the Clinical Development Agreement, Ora has undertaken to bear 50% of the costs associated with the pilot clinical trial performed pursuant to SOW 3 thereunder.

2.2 It is the parties' intention that Ora shall further perform the pivotal trial of the Product under a separate SOW to be executed under the Clinical Development Agreement. Final scope and budgets for pivotal clinical trial, further regulatory support, regulatory submissions, regulatory meeting support, conduct of any clinical trials, specific support managing CMC/manufacturing/labeling and other quality aspects, and other consulting activities requested by Sponsor, will be discussed and agreed by the parties in good faith. The currently estimated cost for the pivotal trial is [* * *] (for the clinical trial only, and not for example including CMC/manufacturing/labeling support, or other quality aspects not directly related to that study), which amount to be finally determined following Pre-IDE meeting with FDA. Based on the currently projected design and budget of the pivotal trial, Ora undertakes to bear [* * *] of the aforesaid amount as part of its support of the Company, which may be modified as agreed between the parties based on the final study design and budget.

3. **Service and Success Fees**

3.1 In return for the performance of all or a portion of of the Services, Sponsor shall pay Ora the following:

[* * *] - CONFIDENTIAL TREATMENT REQUESTED

3.1.1 For the Consulting Services an annual retainer fee of US$100,000 (the "**Consulting Fee**") payable by way of set off with the License and Exclusivity Fee as set forth in Section 4.7.2 below. Following the fifth anniversary of this Agreement, Sponsor, at its sole option, shall be entitled, but not obligated, to extend and maintain the Consulting Services, upon payment of the estimated amount of US$100,000 per annum, such amount to be finally agreed between the Parties in good faith upon the fifth anniversary hereof.

3.1.2 For the Finder Services and for the participation in development cost described in item 2, the following "**Success Fees**":

A. Five percent (5%) of any cash amount actually received (if Sponsor receives equity or other form of consideration, Ora shall receive 5% of such equity or such other form of consideration) by Sponsor in connection with any of the following transactions: (i) a license arrangement (that is not a companion diagnostics licensing transaction) related to the Product (ii) Net Sales of the Product to a third party distributor, (iii) sale of all or substantially all of the assets of Sponsor; or (iv) sale of all or substantially all of the shares of the Sponsor including by way of a merger (each such transaction an "**Exit Transaction**"), in all events with an Approved Partner introduced by Ora or with any other partner to the extent that, at Sponsor's request, Ora participated in the due diligence process and/or negotiations as part of its Finder Services hereunder. The cash amount actually received by Sponsor shall exclude the following amounts: (i) investment in the Sponsor, that is not in excess of the fair market value of any license or right granted in connection with such investment; (ii) payments actually used to fund Sponsor R&D; (iii) and payments for patent maintenance reimbursement. If the Exit Transaction does not involve an Approved Partner or Ora has not provided all or a portion of the Finder Services in connection the Exit Transaction entered with any partner which is not an Approved Partner, then the rate shall be reduced to two percent (2%);

B. Seven and a half percent (7.5%) of any cash amount actually received by Sponsor (if Sponsor receives equity or other form of consideration, Ora shall receive 5% of such equity or such other form of consideration) in connection with a companion diagnostics licensing transaction (which shall not be treated as an Exit Transaction). The cash amount actually received by Sponsor shall exclude the following amounts: (i) investment in the Sponsor to the extent it is not in excess of the fair market value of any license or right granted in connection with such investment, (ii) payment actually used to fund Sponsor R&D, (iii) and payments actually used for patent maintenance reimbursement; and

C. Two percent (2%) of cash amounts actually received by Sponsor in connection with Net Sales of the Product sold directly to end users or other sales of Sponsor related to the Product resulted from other type of license arrangements and transactions not included in A and B above.

For the avoidance of doubt, in the event that the consideration related to sales of the Product is received by an Affiliate of Sponsor rather than

Sponsor itself, Ora shall be due the greater of the consideration received by Sponsor and the Affiliate of Sponsor. Affiliate shall mean with respect to a party, any person which is a holding company or subsidiary of such party, or any person which directly or indirectly, (a) owns or Controls such party, (b) is owned or controlled by such party, or (c) is owned or controlled by the same person who, directly or indirectly owns or Controls such party, or (d) is a subsidiary of the same person of which the party is a subsidiary. "Control" means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, the direct or indirect power to manage, direct or cause the direction of the management and policies of the non-corporate entity or the power to elect at least fifty percent (50%) of the members of the governing body of such non-corporate entity.

For the purpose of this Section 3.1.2C, "**Net Sales**" shall mean the gross sales price invoiced for sales of Product by Sponsor to an end users of or distributors of the Product (in the event that the distributor is an Affiliate of Sponsor, the greater of the two amounts shall apply), after deduction of: (i) all commercially reasonable trade, quantity, or cash discounts and credits by reason of rejection, return, price adjustment, rebates, recalls and unaffiliated third party agents' commissions; (ii) commercially reasonable quantities of samples used for promotional purposes; (iii) provision of Products for clinical trials purposes and/or compassion clinical experiments; (iv) sales taxes, (including VAT, customs, duties or other governmental charges levied on the production, sale, transportation, import or export, delivery or use of a Product, but specifically excluding income tax); and (v) insurance and transportation expenses paid by such party; provided that such deductions shall be directly related to the sale of Product that were awarded within the regular running of the business of Sponsor.

3.1.3 For the Regulatory Services, a discounted fee equal to half of the actual costs incurred by Ora in connection with the submission of the 510K application as part of the Services payable upon submission thereof. Costs are currently estimated at US$40,000 (according to assumptions specified in Section 1.3) and to the extent that the actual costs are higher, the parties shall discuss and agree to such increase prior to the incurring such costs and shall bear the difference in equal parts.

3.2 The Success Fees, across the multiple revenue streams set forth above in 3.1.2 A, B, and C, will be capped at a total of three (3) times Ora's actual in kind support of the Company specified in Section 2 and Section 3.1.3 (the "**In Kind Support**"), if the cap is achievable within the first year of the Effective Date, and will be increased to five (5) times Ora's In Kind Support if a longer period is required.

3.3 The Company shall pay Ora the Success Fee in Section 2.1.2 A and B, on a quarterly basis, such that at the beginning of each calendar quarter, the Company will pay Ora the respective Success Fee for the cash amount that has

actually entered the Company's bank account on the preceding quarter, provided further that the amount is non-refundable and non-contingent.

3.4 The Company shall pay Ora the Success Fee in Section 2.1.2 C on a semi-annual basis for cash amounts actually received as a result of Net Sales made commencing at the earlier of 6 months from the first commercial sale and the end of the calendar year in which the first commercial sale has been made. Payment shall be made within 60 days following the end of each respective 6 month period within a calendar year in which Net Sales were made. Sponsor shall provide a detailed description of how the Net Sales calculation and all Success Fees, are determined as part of its payments to Ora.

3.5 Ora shall pay all U.S. taxes of whatever nature, including, without limitation, local taxes on the sale or use of goods and services, imposed atthe federal, state or municipal government level or by any U.S. taxation authority thereof, as a result of Ora's performance of the Services, and the Company shall not be responsible for any such taxes based on Ora's income or related to the engagement of its employees. If applicable laws require that U.S. taxes be withheld (including U.S. taxes that must be withheld in Israel) from any payment by the Company or any of its affiliates to Ora hereunder, then the Company or any of its affiliates shall (a) deduct the taxes from the remittable amount; (b) pay the taxes to the proper taxing authority; and (c) promptly deliver to Ora a statement including the amount of tax withheld and justification therefore, and such other information as may be necessary for tax credit purpose.

3.6 Ora shall not be entitled to receive any other compensation or payment from the Company in connection with the Services, unless agreed separately between the Parties.

3.7 There is no financial obligation to Ora by the Company for any offer withdrawn or counteroffer rejected, for any reason whatsoever, or alternately a transaction which does not entitle Ora to receive Success Fees, regardless the time and efforts invested by Ora in connection therewith. Company shall not intentionally act or intentionally fail to act in bad faith to avoid paying the Success Fees or otherwise frustrate the purpose of this Agreement.

4. **License and Exclusivity**

4.1. The License The Company hereby grants Ora with the right to use the Product as part of its services in clinical trials sponsored by third parties and performed by Ora as part of Ora's diagnostic process for the respective clinical trial (the "**License**"). Except with regard to the (i) third party clinical trial sponsor and (ii) clinical trial subcontractors, investigators, and other personnel who are involved in carrying out the aforementioned clinical trials under the License granted herein to Ora, the License is non-assignable and non-sublicensable other than as set forth herein. The License shall be exclusive according and subject to the terms of Section 4.7 below. The assignment and transfer of the License to third party clinical trial sponsor, clinical trial subcontractors, investigators, and other personnel who are involved in carrying out the aforementioned clinical trials is subject to and provided that (i) any act or omission by such third party

subcontractor or service provider shall be deemed an act or omission of Ora for the purposes of this Agreement, and (ii) such third party subcontractor or service provider shall be subject to confidentiality and non-use obligations no less restrictive than those set out in this Agreement.

4.2. Limitation of Liability. Ora acknowledges that the Product has not been authorized for use in humans and that no assurance that such authorization shall be granted. The Product shall be supplied and licensed for use to Ora hereunder "AS IS". No representations or warranties, express or implied, of any kind, are given by Company with respect to any of the Product, including without limitation its condition, merchantability or fitness for a particular purpose. Company makes no representations or warranties that the use of the Products will not infringe any patent or other proprietary rights of a third party.

4.3. Representations by Ora in connection with the License. Ora shall comply with all applicable laws, regulations and guidelines regulating the transfer, handling, storage, use and disposal of the Products. Ora warrants and represents that it has all permits, licenses, authorizations, approvals and any similar authority necessary for the exploiting the License and using the Products as permitted hereunder.

4.4. Royalty Payment. Ora and the Company will jointly determine the consideration payable in relation to the use of the Product in the applicable clinical trial by any third party engaging Ora as its CRO for clinical trials in which the Product will be used by Ora as a diagnostic tool and as part of providing services as a CRO (the "**Ora CRO Studies**"). Ora shall ensure that such payment shall be a separate line item in Ora CRO Study budget for that third party as to be agreed upon between the Company and Ora at that time. The appropriate payment by such third party shall be a derivative of Ora's income from Ora CRO Studies and shall be discussed in good faith between Ora and the Company before presenting such fee to any third party client of Ora. Any such payment by third party client of Ora shall be split 50:50 between Ora and Company and shall be payable by Ora to the Company on an semi-annual basis within 60 days following the end of each respective 6 month period within a calendar year in which payment was received by Ora from such third party. Ora shall provide a detailed description of how the payments calculated from the income of Ora CRO Studies, as part of its payments to Sponsor.

4.5. Pilot Studies. If Ora wishes to conduct internal pilot studies, the scope and protocol of which shall be agreed by the Parties (the "**Pilot Studies**"). Ora shall be solely responsible for the performance of the Pilot Studies and shall bear all costs and expenses related thereto.

4.6. The Company shall supply Ora with such quantities of the Product as the Parties shall jointly determine are required for the Ora CRO Studies and Pilot Studies at Sponsor's cost price or as reasonably agreed by the Parties. Furthermore, Ora may send tear samples retrieved as part of the Pilot Studies to Sponsor for Sponsor's analyses, in which case, Ora shall bear and pay Sponsor the applicable cost of such analyses.

4.7. Exclusivity and License Fee.

4.7.1 During the Term of this Agreement, the License shall be an exclusive license and the Company shall not grant any other CRO with similar rights.

4.7.2 As a license fee and in consideration for the exclusive rights, Ora shall pay the Company with an annual fee of US$100,000 ("**License and Exclusivity Fee**"). The annual License and Exclusivity Fee shall be considered to have been paid by Ora, in full, by way of set off against the annual Consulting Fees. The foregoing set off mechanism shall remain in effect for the first five (5) years commencing as of the Effective Date. Thereafter, Ora, at its sole option, shall be entitled, but not obligated, to extend and maintain the exclusivity pursuant to Section 4.7.1, upon payment of the estimated amount of US$100,000 per annum, such amount to be finally agreed between the Parties in good faith upon the fifth anniversary hereof. Payment of the License and Exclusivity Fee following the fifth anniversary, shall be made , either in cash or in kind as shall be agreed between the Parties. If the License and Exclusivity Fee is not agreed or not paid at any time following the fifth anniversary of the Effective Date, the Company shall be entitled to terminate the License or terminate the exclusivity, at its sole discretion.

4.7.3 In the event that Sponsor enters into an agreement with a pharmaceutical company to co-develop a companion diagnostic product, Sponsor shall use its best efforts that any associated clinical trial be conducted with Ora. However, for the sake of clarity, nothing in the foregoing shall be deemed a firm undertaking of Sponsor that the foregoing shall be agreed with such pharmaceutical partner or shall be deemed to prevent, limit or restrict Sponsor from freely licensing any and all right to a pharmaceutical company or from authorizing a pharmaceutical company to carry out a sponsored clinical trial of the companion diagnostic product with a CRO of its choosing. No further consent of Ora shall be required for any of the foregoing actions by Sponsor, provided that Ora's rights for Success Fees hereunder are maintained.

5. Ownership

5.1. All clinical or other data generated or derived by Ora as a result of the Services, directly related to the Product or otherwise useful or required for the commercialization of the Product, shall belong to Sponsor. Any inventions or improvements conceived or reduced to practice by either Party, whether alone or jointly, directly relating to the Product or the Confidential Information provided by Sponsor ("**Inventions**") shall be owned exclusively by Sponsor, and Ora agrees, without compensation, other than reimbursement of costs and expenses incurred by Ora, to assign, and hereby assigns, its rights, title and interest in all Inventions to Sponsor. Ora shall ensure that all its employees and agents shall be obliged to assign Inventions to Ora. Ora shall not use or allow any third party to use any Inventions other than in the performance of the Services.

5.2. Sponsor and Ora agree and acknowledge that they both own their respective intellectual property rights which exist as of the Effective Date of this Agreement ("**Background Intellectual Property**") and that no right or license is granted to either party's Background Intellectual Property, or improvements thereof, under this Agreement, except as expressly provided in this Agreement.

5.3. If either party becomes aware of any existing or threatened infringement or misappropriation of the Inventions, or either party's Background Intellectual Property, by a third party, it shall promptly notify the other party in writing to that effect and the parties will meet and discuss such infringement in good faith.

6. Confidentiality

6.1. "**Confidential Information**" shall mean information provided by the Party disclosing information to the receiving Party pursuant to this Agreement, or in anticipation hereof, means any and all information which is disclosed in oral, written, visual or tangible form by the disclosing Party, its affiliate or any of its officers, directors, employees, representatives, consultants or agents, possessed or obtained by, developed for or given to the receiving Party, the receiving Party's affiliate or any of its officers, directors, employees, representatives, consultants or agents or discovered by the receiving Party as a result of or in connection with this Agreement, which is marked as "Confidential" or which the receiving Party would reasonably believe to be treated as confidential by the disclosing Party. Such information includes without limitation, any kind of scientific, technical, trade, trade secret or business information, research, know-how, formulae, technical operations, processes, designs, patents, photographs, drawings, specifications, software programs, samples, clients, prices, projects, schematics and other technical, business, financial and product development plans, forecasts, strategies and information, any other matters designated the disclosing Party as such or any agreement that the Parties may conclude between themselves.

6.2. Each Party shall keep in strict confidence and shall not, without the prior written authorization of the other Party, publish or disclose to any third party or use for any purpose other than as provided for in this Agreement any Confidential Information of the other Party. Each Party agrees to (i) use the same efforts used to protect its own confidential or proprietary information, but no less than reasonable efforts, to protect and safeguard the Confidential Information of the other Party against unauthorized use, publication or disclosure, (ii) use such Confidential Information only as necessary to carry out its obligations hereunder, and (iii) restrict access to those of its affiliates, officers and employees with a need to know and who understand the confidential nature thereof and are bound by written obligations containing substantially similar restrictions on disclosure and use of Confidential Information as those set forth in this Section 6.

Notwithstanding the foregoing, the confidentiality, non-use and other obligations contained in this Section 6 shall not apply to Confidential Information which the receiving Party can show by reasonable proof:

(A) was known to the receiving Party prior to its first receipt from the disclosing Party or observation as evidenced by written evidence existing at the time of such disclosure;

(B) is or lawfully becomes generally known to the public without the receiving Party's breach of this Section 5;

(C) was information acquired by the receiving Party from a third party not under an obligation of confidentiality to the disclosing Party; or

(D) was developed by or for such receiving Party independently of the disclosure of Confidential Information by the disclosing Party.

6.3. Notwithstanding the foregoing in this Section 6, a receiving Party may disclose certain Confidential Information of the disclosing Party to the extent such disclosure is required by law or regulation, or pursuant to a valid order of a court or other governmental body having jurisdiction, provided that the receiving Party promptly notifies the disclosing Party so that the disclosing Party may contest or limit such disclosure. Upon disclosing Party's request, receiving Party will use reasonable efforts to assist disclosing Party in obtaining a protective order or confidential treatment preventing or limiting the disclosure and/or requiring that the Confidential Information so disclosed pursuant to this Section 6.3 be used only for the purposes for which the law or regulation required, or for which the order was issued.

6.4. Sponsor may disclose Ora's Confidential Information to third parties only to the extent such third parties are engaging in activities necessary for development, manufacture and commercialization of the Product, provided, however, that Sponsor shall enter into a written confidentiality agreement with such third parties containing substantially similar restrictions on disclosure, use and other conditions as contained in this Section 6, and Sponsor may not allow any third party clinical research organization use any Ora Confidential Information without written permission of Ora. Ora may disclose the Confidential Information disclosed by Sponsor to third parties in order to perform the Services or exploit the License, provided, however, that Ora shall enter into a written confidentiality agreement with such third parties containing substantially similar restrictions on disclosure, use and other obligations contained in this Section 6.

6.5. Receiving Party understands and agrees that it will not, for itself or in conjunction with others, directly or indirectly, test, modify, manipulate, research, create a derivative including, but not limited to performing activities to understand structural activity relationships, or mechanism of action of particular compounds, reverse engineer, replicate the Confidential Information, or otherwise work with or manipulate the Confidential Information in an effort to understand the disclosing Party's proprietary technology, models, scales, engineered environments, formulations, trade secrets or processes or learn information not explicitly stated in the Confidential Information, except as to the extent required to perform the Services.

6.6. The terms of this Section 6, and the parties' obligations hereunder, shall survive for a period of ten (10) years from the date of termination or expiration of this Agreement.

6.7. Upon the written request of the disclosing Party, Confidential Information in tangible or electronic form received by the receiving Party from the disclosing Party shall, at disclosing Party's sole option and expenses either be destroyed or immediately returned; provided, however the receiving Party may separately

maintain a single secure archival copy of the Confidential Information and its work product containing Confidential Information solely for the purposes of monitoring or demonstrating its compliance with this Section 6 or applicable laws or regulations. If such Confidential Information is destroyed, the receiving Party shall certify such destruction to the disclosing Party in writing within thirty (30) days of such destruction.

6.8. The receiving Party agrees to notify the disclosing Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information by the receiving Party or its employees, directors, consultants or agents and will cooperate with the disclosing Party in every reasonable way to help the disclosing Party regain possession of its Confidential Information and prevent its further unauthorized use or disclosure.

6.9. It is understood that Confidential Information disclosed hereunder shall at all times remain the property of the disclosing Party and that no patent rights or license is hereby granted by this Agreement in or to such Confidential Information other than the use of such Confidential Information as expressly permitted hereunder.

7. **Indemnification and Limitation of Liability**

7.1. The terms and provisions of the Clinical Development Agreement shall apply to this Agreement, *mutatis mutandis*, as if explicitly set out herein: Sections 5.1 (with regard to item A only in connection with the performance of the Services hereunder, items B-E and the exclusions applicable to Ora, but specifically excluding the last two paragraphs of Section 5.1), 5.4 and 5.6.

7.2. In connection with the exploitation of the License hereunder by Ora, Section 4 hereinabove shall apply and in no event shall Company be liable for any transfer, handling, storage, use and/or disposal by Ora of the Products or any part thereof, or for any loss, claim, demand, damage, liability, cost and/or expense which may arise from or in connection with the Product, this Agreement or the transfer, handling, storage, use and/or disposal of Products hereunder (collectively, "**Claims**"), except when and to the extent caused by the negligence or willful misconduct of Sponsor. Ora will defend, indemnify and hold harmless, Company, its officers, directors, shareholders, employees, agents, successors and assigns from and against any Claim which may arise from or connection with this Agreement, including the performance of the Ora CRO Studies and/or the Pilot Studies, except when and to the extent caused by the negligence or willful misconduct of Sponsor (in which case, Company shall indemnify Ora). Indemnification hereunder shall be made upon Company's request.

7.3. Other than as a result of breach of Sections 5 and 6 or willful misconduct, in no event shall either Party be liable to the other Party for any indirect, incidental, or consequential damages arising out of or otherwise relating to this Agreement, however caused, even if such Party has been advised of the possibility or likelihood of such damages. Other than as a result of breach of Sections 5 and 6 or willful misconduct, the aggregate liability of one Party to the other Party under this Agreement shall not exceed the fair market value of

the Service provided hereunder.

8. Publicity and Publication

The terms and provisions of Section 6 of the Clinical Development Agreement shall apply to this Agreement, *mutatis mutandis*, as if explicitly set out herein. Notwithstanding the foregoing, Ora specifically acknowledges and understands that the Sponsor is a subsidiary of Bio Light Israeli Life Sciences Investments Ltd., a public company traded on the Tel-Aviv Stock Exchange. Accordingly, (a) Sponsor Confidential Information may be considered as "inside information" pursuant to Israeli securities laws and regulations; and (b) the Sponsor may be required to make certain disclosures and publications under applicable laws which may include this Agreement and/or the Parties' discussions, and such disclosure not to be deemed a breach of this Agreement.

9. **Term and Termination**

9.1. Unless earlier terminated pursuant to this Section 9, the term of this Agreement shall commence upon the Effective Date and shall continue in effect until the fifth anniversary hereof (the "**Term**") unless earlier terminated pursuant to the terms hereof.

9.2. This Agreement may be terminated for cause by Sponsor or Ora, as applicable, upon written notice and following any applicable cure period set forth below, if any of the following conditions occur:

(A) If a party is in breach of a material term of this Agreement and upon receipt of written notice of breach from the other party fails to cure such breach within thirty (30) days after said written notice of breach.

(B) Upon the occurrence of any of the following events: (i) a request for the liquidation and/or dissolution and/or winding up is filed against the other party, and is not dismissed or otherwise set aside within 60 days thereafter; (ii) a request for the appointment of a receiver over a material asset of the other party is filed against the other party with a competent court (or execution office), and is not dismissed or otherwise set aside within 60 days thereafter; (iii) the other party makes a general assignment for the benefit of its creditors; and (iv) the other party ceases its operations for a period of 120 days or more.

9.3. This Agreement may be terminated by Sponsor upon termination of the Clinical Development Agreement for cause by Sponsor. This Agreement may be terminated by the Sponsor upon any of the following events: (i) exclusive license arrangement, (ii) sale of all or substantially all of the assets of Sponsor; or (iii) sale of all or substantially all of the shares of the Sponsor including by way of a merger, provided that prior to or upon such event, Ora has been paid hereunder an amount equal to the applicable In Kind Support cap as set forth in Section 3.2 (after deduction of any payment previously made hereunder as Success Fee).

9.4. In the event of termination or expiration of this Agreement, each Party will pay the other Party all amounts that remain outstanding at the time of termination

including In Kind Support cap to Ora as set forth in Section 3.2. Payment of Success Fee by Company to Ora following termination or expiration of this Agreement shall remain in effect for all amounts actually received by Company (or a Company Affiliate) in connection sales of the Product until the In Kind Support cap is attained. Payment of royalties to the Company by Ora pursuant to Section 4.4 and the License set forth in 4.1 shall survive termination or expiration in respect of studies that are (i) undertaken during the Term, (ii) in progress at time of termination, or (iii) committed to during the Term pursuant to mutual agreement between Ora and Sponsor and provided that Ora continues to pay Sponsor for any such use after the term (as agreed between Ora and Sponsor. For any other matter, the License granted herein shall expire. With respect to any other studies that Ora desires to be conducted with use of the Product following termination or expiration, the payment amount and terms shall be mutually agreed by Ora and Sponsor in advance.

9.5. The provisions of Sections 3.1.2, 3.2-3.7, 5, 6, 7, 8, 9, 10 and 12 shall survive the termination or expiration of this Agreement for any reason whatsoever.

10 **Mutual Representations**

The Parties represent and warrant to each other that they each have full authority to enter into this Agreement and that the performance of their respective obligations under this Agreement and the grant of the rights and licenses contemplated hereby do not and will not violate the terms of any other agreement or contract to which they are or will be a party or infringe the rights of any third party.

11 **Notices**

All notices hereunder shall be in writing (including facsimile communication) and shall be deemed to have been given or made when delivered personally or by registered mail or when transmitted by facsimile at the address set forth above or such other address as a Party may have furnished by notice in writing to the other Party.

12 **Governing Law and Arbitration**

Without derogating from a Party's right to obtain an injunctive reliefe pursuant to Section 6 hereunder, this Agreement will be governed by and construed in accordance with the laws of England. Any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with the International Chamber of Commerce ("**ICC**") Arbitration Rules as at present in force and shall be held at London, England in the English language by one arbitrator. The appointing authority shall be the ICC acting in accordance with the Rules adopted by the ICC for this purpose.

13 **Assignment**

The rights and obligations of a Party hereto may not be assigned or delegated by such Party to any person or entity, save an entity to which all or substantially all of the business operations of such Party have been transferred (whether by means of an acquisition by, or a merger or consolidation of the

Party with or into, such entity), in which case all of the rights and obligations shall be binding upon and inure to the benefit of all assigns, successors in interest, or other transferees. Notwithstanding the foregoing, the Parties acknowledge that Ora may, in whole or in part, assign, sell, or otherwise transfer its rights to receive the Success Fees under this Agreement, as long as: (i) such assignment is only due to a financial restructuring and not changing out of core individuals responsible for the project with Company; (ii) it does not impact the ability of Ora to provide the Services under this Agreement; and (iii) Ora received prior written approval from the Company for such assignment, which will not be unreasonably withheld, conditioned, or delayed.

14 **Relationship between the Parties**

Nothing contained in this Agreement shall be deemed to establish any partnership, joint venture or agency relationship and the Parties shall act at all times as independent contractors. The employees of each Party to this Agreement shall in no event be deemed employees of the other Party by reason of this Agreement, and such employees shall not be entitled to participate in any benefits provided by such other Party to its employees. No third party sub-contractors, vendors, suppliers or customers shall be entitled to any rights or may rely on any provision of this Agreement.

15 **Entire Agreement**

This Agreement, together with its exhibits, sets forth the entire understanding between the Parties and supersedes all prior agreements, arrangements and communications, whether oral or written, with respect to the subject matter hereof, including the term sheet between the parties dated April 10, 2015 and with the exception of the Clinical Development Agreement and the Non Disclosure Agreement dated March 16, 2015.

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IN WITNESS WHEREOF the Parties have executed this Agreement by their respective authorized representatives as of the date first above written:

SPONSOR	**ORA**
By: /s/ Eran Eilat Name: Eran Eilat Title: Chief Medical Officer	By: /s/ Matthew Chapin Name: Matthew Chapin Title: Senior VP Corporate Development

Exhibit A

Approved Partner